THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                     One P&G Plaza
                                                 Cincinnati, OH 45202


                                                           FOR IMMEDIATE RELEASE


                P&G BEATS FIRST QUARTER EARNINGS EXPECTATIONS ON
                            RECORD VOLUME AND SALES
                ------------------------------------------------

         CINCINNATI, Oct. 27, 2003 - The Procter & Gamble Company (NYSE:PG) today announced excellent top line results and double-digit earnings growth for the July-September quarter, beating analysts' consensus earnings expectations. Volume and sales results were a new record.

         "We're off to a very strong start this year. Business strength is broad based across leading brands, top countries and top customers," said Chairman of the Board, President and Chief Executive A. G. Lafley. "We're delivering strong sales growth and strong gross margin improvement, which enabled investments in new products like Olay Regenerist(R) and Prilosec OTC(R). Strong first quarter results give us confidence we will again deliver our fiscal year target of double-digit earnings per share growth."

         For the quarter ended Sept. 30, 2003, the company achieved double-digit volume, sales and earnings growth against strong base period comparisons. Unit volume increased 12 percent, including the impact of the recently completed acquisition of Wella AG. Organic volume, which excludes the impact of acquisitions and divestitures from year-over-year comparisons, increased nine percent. Health care led the business segments with unit volume growth of 23 percent; developing markets posted double-digit volume growth.

         Net sales increased 13 percent to $12.20 billion. Foreign exchange had a positive impact of three percent, which was partially offset by pricing investments and mix effects, primarily from higher than expected growth in developing markets and continued portfolio expansion into mid-tier brands. Organic sales - excluding acquisitions and divestitures and the impact of foreign exchange from year-over-year comparisons - increased seven percent. This solid growth reflects the combination of base business growth, strong innovation and the expansion of developing market businesses.

         For the quarter, net earnings grew 20 percent to $1.76 billion. Earnings growth was primarily driven by volume, the absence of restructuring program charges due to its completion last year - $113 million in July-September 2002 - and lower manufacturing costs. This was partially offset by marketing investments to support base business growth and new initiatives. Net earnings increased 12 percent when compared to core net earnings in the base period, which excludes restructuring program charges.

         Net earnings per share increased 21 percent to $1.26. When compared to core results for the base period, net earnings per share grew 13 percent. The Wella acquisition did not have a significant impact on net earnings, consistent with earlier guidance.

KEY FINANCIAL HIGHLIGHTS
------------------------

* Gross margin expanded 260 basis points. Excluding restructuring charges in the prior period of $88 million, gross margin expanded 180 basis points driven by the scale effect of volume and base business cost savings.

* Marketing, Research, Administrative and Other Costs (MRA&O) as a percentage of net sales increased 110 basis points. Excluding restructuring charges in the base period of $63 million, MRA&O as a percentage of net sales increased 170 basis points. This primarily reflects investments behind the base business and in support of initiatives such as Prilosec OTC(R), Crest Whitestrips(R) and Night Effects(R), Olay Regenerist(R) and Swiffer(R). Approximately one third of the basis point increase is due to Wella. This reflects the current ratio of marketing expenses to sales and initial post-acquisition costs. MRA&O also was impacted by costs associated with on-going actions to maintain a competitive cost structure (for example, organizational streamlining).

* The company's operating cash flow for the quarter was $1.61 billion versus $2.01 billion for the base period. The change in operating cash flow was driven by increases in working capital largely due to a number of short term impacts, such as initiative-related activities. Operating cash flow was also lower due to one-time impacts in the base period, including joint venture dividends. Capital spending as a percent of sales was three percent - a slight increase versus prior year, but still well below target levels. Free cash flow, defined as operating cash flow less capital expenditures, was $1.24 billion.

* In September, the company completed the previously announced agreement to acquire a majority ownership position in Wella AG. The company closed the purchase agreement with the majority shareholders and completed the purchase of shares through the tender offer launched in April 2003. P&G now owns 99 percent of Wella's outstanding voting shares and 81 percent of outstanding registered shares.

BUSINESS SEGMENT DISCUSSION
---------------------------

         The following provides perspective on the company's July-September results by business segment.

* Fabric and home care delivered record volume, sales and profit. Volume was up eight percent behind strong growth in fabric care in the developing regions and double-digit growth in global home care. The continued success of the Swiffer WetJet(R) and Duster(R), Dawn Complete(R) and Dawn Power Dissolver(R), and Febreze Anti-Allergen(R) initiatives were key contributors to the home care growth. Net sales increased eight percent to $3.39 billion. Three percent positive foreign exchange was offset by mix and pricing effects. Double-digit growth in developing geographies, including the expansion of Tide(R) in China, and the continuing expansion of mid-tier brands, including the growth of Bold(R) in Japan, resulted in negative mix impact on sales of two percent. Net earnings increased to $562 million - three percent growth against a very strong base period comparison of 22 percent growth. Mix impacts and increased marketing investments to support product initiatives also impacted earnings growth rates. Fabric and home care earnings growth is expected to improve over the remainder of the fiscal year.

* Beauty care posted strong double-digit earnings growth. Volume increased 21 percent, including the benefit from acquisitions and divestitures, primarily Wella. Excluding acquisitions and divestitures, beauty care volume increased eight percent. Net sales increased 20 percent to $3.75 billion, including a positive foreign exchange impact of three percent. Negative mix of three percent was driven by the impact of Wella and developing market growth. Organic sales, which exclude acquisitions and divestitures and foreign exchange impacts, increased six percent despite heavy competitive activity in North America. The solid base business results were driven by continued global strength of the Pantene(R), Head & Shoulders(R), Always/Whisper(R) and Olay(R) brands. Net earnings for beauty care increased 12 percent to $616 million driven by volume growth and lower manufacturing costs. Marketing spending increased to support initiatives, including Pantene Daily Moisture Renewal(R) in Japan, the expansion of Olay Regenerist(R) and continued support of Tampax Pearl(R), as well as defense against competitive entries in the hair care and skin care categories.

* Baby and family care delivered very strong results this quarter with robust volume, sales and earnings growth. Unit volume increased six percent, driven primarily by baby care. Baby care volume growth was driven by continued momentum in the Baby Stages of Development(R) line in Western Europe and North America, growth in Japan, and broadening of the diaper product line in Latin America. Net sales grew seven percent to $2.61 billion, including a positive foreign exchange impact of three percent, partially offset by pricing investments of one percent and mix of one percent. Pricing was driven by continued high competitive promotional activity in North America family care. Earnings increased 22 percent to $295 million, reflecting strong volume growth and lower costs.

* Health care delivered outstanding volume, sales and earnings growth. Volume growth of 23 percent was driven by the Prilosec OTC(R) launch in September, the continued success of Actonel(R), Crest Whitestrips(R) and Night Effects(R) and base business strength across multiple categories. Net sales increased 23 percent to $1.73 billion as volume growth and a positive three percent foreign exchange impact were offset by mix and pricing, primarily on Crest Whitestrips taken in November 2002. Even without the Prilosec OTC launch, health care delivered double-digit volume, sales and earnings growth. Net earnings increased 41 percent to $276 million on strong volume, sales and margin expansion. While double-digit top line growth is expected for the fiscal year, results in the remaining quarters are expected to return to consumption levels following the one-time pipeline impact from Prilosec OTC.

* Snacks & Beverages delivered strong sales and earnings progress behind solid top line growth. Volume was up three percent. Both Pringles(R) and Folgers(R) delivered solid growth in the quarter. Net sales were $896 million, an increase of nine percent, including a three percent impact from foreign exchange and price and mix impact of three percent. Positive pricing includes a partial pass-through of higher commodity costs. For the balance of the fiscal year, the company expects pricing will have a neutral or slightly negative impact on sales based on the aggressive pricing environment of the coffee category. Net earnings increased 20 percent to $109 million behind volume and sales growth and margin expansion due to base business savings.

OCTOBER - DECEMBER QUARTER AND FISCAL YEAR GUIDANCE
---------------------------------------------------

         For the December quarter, the company expects total sales to increase 14 to 19 percent. Organic sales are expected to grow five to eight percent versus year-ago. Organic sales exclude the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. The Wella acquisition is expected to add sales growth of six to seven percent. Foreign exchange is expected to add three to four percent to sales growth. Pricing and mix is expected to have about a negative one percent impact on total sales growth.

         The company confirmed it is comfortable with the current range of analysts' earnings estimates, despite the fact that the Wella acquisition is expected to be slightly dilutive on the quarter.

         For the fiscal year, total sales are expected to increase by 13 to 16 percent. Organic sales are expected to increase five to seven percent. Wella is expected to add sales growth of six to seven percent. At current rates, foreign exchange is expected to have a positive two percent impact on sales, while pricing and mix will combine for a negative one percent impact.

         Diluted net earnings per share are expected to increase in-line with analysts' current consensus estimate.

NON-GAAP MEASURES
-----------------

         All references to "core" financial measures contained in this news release exclude restructuring charges from base period results. The restructuring program began in 1999 as part of the company's Organization 2005 initiative and was substantially completed at the end of fiscal year 2003. The company believes investors gain additional perspective of underlying business trends and results by providing a measure of earnings excluding restructuring charges. The attached income statement provides a reconciliation of the restructuring charges in the base period to the most comparable GAAP measure. A historical reconciliation of reported-to-core financials during the Organization 2005 initiative is available on the company's website at www.pg.com/investor. Going forward, the company will continue to conduct projects consistent with the focus of productivity improvement and margin expansion. Charges associated with these future projects will be absorbed in normal operating costs. Additionally, the company provides organic volume and organic sales growth, which exclude the impact of acquisitions and divestitures and foreign exchange from year-over-year comparisons. The company believes this provides investors with a more complete understanding of underlying results and trends of the base businesses.

FORWARD-LOOKING STATEMENTS
--------------------------

         All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the company has chosen to focus; (2) successfully executing, managing and integrating key acquisitions (including Wella) and completing planned divestitures (including the potential divestiture of the company's juice business), (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including successful completion of the company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty, especially in the company's significant geographical markets, as well as any political and/or economic uncertainty due to terrorist activities; and (9) the ability to successfully manage increases in the prices of raw materials used to make the company's products. If the company's assumptions and estimates are incorrect or do not come to fruition, or if the company does not achieve all of these key factors, then the company's actual results might differ materially from the forward-looking statements made herein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

ABOUT PROCTER & GAMBLE
----------------------

         Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the largest and strongest portfolios of trusted, quality brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R) and Clairol Nice `n Easy(R). The P&G community consists of nearly 98,000 employees working in almost 80 countries worldwide. Please visit WWW.PG.COM for the latest news and in-depth information about P&G and its brands.


                                      # # #

P&G CONTACTS:
------------

MEDIA
P&G Corporate Media Center:
         US media call:              1-(866) PROCTER (1-866-776-2837)
         Media outside the US call: +1-(513) 945-9087


INVESTOR RELATIONS
------------------

John P. Goodwin - (513) 983-2414


         P&G will webcast its conference call on Monday, Oct. 27, 2003, at 8:30 a.m. ET to review its first quarter 2003/04 results. The call will last approximately one hour. You may receive the webcast by going to our web site at: http://www.pg.com/investors

         We suggest you check in at least ten minutes in advance of the start time to complete the brief registration process and ensure you are set up to receive the webcast.

                          THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                          (Amounts in Millions Except Per Share Amounts)
                                Consolidated Earnings Information

                               ----------------------------------------------------------------------
                                               Three Months Ended September 30, 2003
                               ----------------------------------------------------------------------
                                             % Change       Earnings  % Change               % Change
                                               Versus         Before    Versus        Net      Versus
                               Net Sales     Year Ago   Income Taxes  Year Ago   Earnings    Year Ago
                               ----------------------------------------------------------------------
FABRIC AND HOME CARE           $  3,393           8%   $    832           3%   $    562           3%
BABY AND FAMILY CARE              2,607           7%        472          18%        295          22%
BEAUTY CARE                       3,753          20%        913          14%        616          12%
HEALTH CARE                       1,728          23%        406          48%        276          41%
SNACKS AND BEVERAGES                896           9%        162          33%        109          20%
                               ----------------------------------------------------------------------
    TOTAL BUSINESS SEGMENT       12,377          13%      2,785          16%      1,858          14%
CORPORATE                          (182)        n/a        (243)        n/a         (97)        n/a
                               ----------------------------------------------------------------------
    TOTAL COMPANY - REPORTED     12,195          13%      2,542          19%      1,761          20%


                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                      JULY-SEPTEMBER NET SALES INFORMATION
                        (Percent Change vs. Year Ago) **

                                                  Volume
                              --------------------------
                                      With       Without
                              Acquisitions/ Acquisitions/                                     Total  Total Impact
                              Divestitures  Divestitures      FX       Price   Mix/Other     Impact         Ex-FX
                              -----------------------------------------------------------------------------------
     FABRIC AND HOME CARE            8%            8%         3%        -1%         -2%          8%           5%
     BABY AND FAMILY CARE            6%            6%         3%        -1%         -1%          7%           4%
              BEAUTY CARE           21%            8%         3%        -1%         -3%         20%          17%
              HEALTH CARE           23%           23%         3%        -2%         -1%         23%          20%
     SNACKS AND BEVERAGES            3%            3%         3%         1%          2%          9%           6%
            TOTAL COMPANY           12%            9%         3%        -1%         -1%         13%          10%


** These sales percentage changes are approximations based on quantitative formulas that are consistently applied.


                                       THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                       (Amounts in Millions Except Per Share Amounts)
                                            Consolidated Earnings Information

                                                  ----------------------------------           --------------------------
                                                              JAS QUARTER                                CORE*
                                                  ----------------------------------           --------------------------
                                                                                                W/O Restructuring Charges
                                                    JAS 03        JAS 02       % CHG            JAS 02           % CHG
                                                  ---------      ---------    -------          --------         --------
NET SALES                                          $ 12,195       $ 10,796       13 %           $ 10,801            13 %
 COST OF PRODUCTS SOLD                                5,879          5,489        7 %              5,406             9 %
                                                  ---------      ---------                     ---------
GROSS MARGIN                                          6,316          5,307       19 %              5,395            17 %
 MARKETING, RESEARCH, ADMINISTRATIVE & OTHER          3,673          3,128       17 %              3,065            20 %
                                                  ---------      ---------                     ---------
OPERATING INCOME                                      2,643          2,179       21 %              2,330            13 %
 TOTAL INTEREST EXPENSE                                 141            144                           144
 OTHER NON-OPERATING INCOME, NET                         40            103                           103
                                                  ---------      ---------                     ---------
EARNINGS BEFORE INCOME TAXES                          2,542          2,138       19 %              2,289            11 %
 INCOME TAXES                                           781            674                           712


NET EARNINGS                                          1,761          1,464       20 %              1,577            12 %
                                                  =========      =========                     =========

EFFECTIVE TAX RATE                                   30.7 %         31.5 %                        31.1 %


PER COMMON SHARE:
 BASIC NET EARNINGS                                $   1.33       $   1.10       21 %           $   1.19            12 %
 DILUTED NET EARNINGS                              $   1.26       $   1.04       21 %           $   1.12            13 %
 DIVIDENDS                                         $   0.46       $   0.41                      $   0.41
AVERAGE DILUTED SHARES OUTSTANDING                  1,398.9        1,407.3                       1,407.3



COMPARISONS AS A % OF NET SALES                                                Basis Pt                          Basis Pt
-------------------------------                                                  Chg                                Chg
 COST OF PRODUCTS SOLD                               48.2 %         50.8 %                        50.1 %
 GROSS MARGIN                                        51.8 %         49.2 %        260             50.0 %             180
 MARKETING, RESEARCH, ADMINISTRATIVE & OTHER         30.1 %         29.0 %                        28.4 %
 OPERATING MARGIN                                    21.7 %         20.2 %        150             21.6 %              10
 EARNINGS BEFORE INCOME TAXES                        20.8 %         19.8 %                        21.2 %
 NET EARNINGS                                        14.4 %         13.6 %                        14.6 %


 * The company's multi-year restructuring program was substantially complete at the end of FY 2003. Concurrent with the end of the program, the company will no longer separately report core results.

                       THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                  (Amounts in Millions)
                            Consolidated Cash Flows Information

                                                           ----------------------------------
                                                            Three Months Ended September 30
                                                           ----------------------------------
                                                                       2003              2002
                                                           ----------------  ----------------
OPERATING ACTIVITIES
    NET EARNINGS                                            $         1,761   $         1,464
    DEPRECIATION AND AMORTIZATION                                       407               410
    DEFERRED INCOME TAXES                                               108               142
    CHANGES IN:
        ACCOUNTS RECEIVABLE                                            (295)              (44)
        INVENTORIES                                                    (174)             (105)
        ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES                 (76)              (15)
        OTHER OPERATING ASSETS & LIABILITIES                            (57)               65
    OTHER                                                               (68)               93
                                                           ----------------  ----------------
  TOTAL OPERATING ACTIVITIES                                          1,606             2,010
                                                           ----------------  ----------------
CAPITAL EXPENDITURES                                                   (364)             (281)
                                                           ----------------  ----------------
FREE CASH FLOW BEFORE DIVIDENDS                             $         1,242   $         1,729
                                                           ================  ================


                       THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                   (Amounts in Millions)
                           Consolidated Balance Sheet Information

                                                              Sept 30, 2003     June 30, 2003
                                                           ----------------  ----------------
CASH AND CASH EQUIVALENTS                                   $         4,049   $         5,912
INVESTMENTS SECURITIES                                                  330               300
ACCOUNTS RECEIVABLE                                                   4,134             3,038
TOTAL INVENTORIES                                                     4,536             3,640
OTHER                                                                 2,624             2,330
                                                           ----------------  ----------------
TOTAL CURRENT ASSETS                                                 15,673            15,220

NET PROPERTY, PLANT AND EQUIPMENT                                    13,654            13,104
NET GOODWILL AND OTHER INTANGIBLE ASSETS                             19,288            13,507
OTHER NON-CURRENT ASSETS                                              1,881             1,875
                                                           ----------------  ----------------
TOTAL ASSETS                                                $        50,496   $        43,706
                                                           ================  ================

ACCOUNTS PAYABLE                                            $         2,957   $         2,795
ACCRUED AND OTHER LIABILITIES                                         5,986             5,512
TAXES PAYABLE                                                         2,583             1,879
DEBT DUE WITHIN ONE YEAR                                              5,286             2,172
                                                           ----------------  ----------------
TOTAL CURRENT LIABILITIES                                            16,812            12,358

LONG-TERM DEBT                                                       11,993            11,475
OTHER                                                                 4,320             3,687
                                                           ----------------  ----------------
TOTAL LIABILITIES                                                    33,125            27,520
                                                           ----------------  ----------------
                                                           ----------------  ----------------
TOTAL SHAREHOLDERS' EQUITY                                           17,371            16,186
                                                           ----------------  ----------------
                                                           ----------------  ----------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                    $        50,496   $        43,706
                                                           ================  ================


                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  ---------------------------------------------

In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.


ORGANIC UNIT VOLUME GROWTH
Measures unit volume growth excluding the impact due to acquisitions and divestitures in year-over-year comparisons.

             July - September Total Volume Growth                 12%
                 Less:  Volume due to Acquisitions/Divestitures    3%
                                                                 ----
             Organic Unit Volume Growth                            9%



ORGANIC SALES GROWTH
Measures sales growth excluding the impact of acquisitions and divestitures and the impact of foreign exchange in year-over-year comparisons.

             July - September Total Sales Growth                  13%
                 Less:  Foreign Exchange Impact                    3%
                 Less:  Sales due to Acquisitions/Divestitures     3%
                                                                 ----
             Organic Sales Growth                                  7%



FREE CASH FLOW
Free cash flow is defined as: operating cash flow less capital spending. The Company views free cash flow as an important measure because it indicates the amount of cash available for discretionary investment.

                         Operating         Capital            Free
          ($MM)          Cash Flow        Spending          Cash Flow
         JAS `02           2,010             281              1,729
         JAS `03           1,606             364              1,242



FREE CASH FLOW PRODUCTIVITY
Free cash flow productivity is defined as: free cash flow divided by net earnings.

                           Free             Net              Free Cash Flow
          ($MM)          Cash Flow        Earnings            Productivity
         JAS '02           1,729           1,464                 118%
         JAS '03           1,242           1,761                  71%